EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of October 4, 2010, is by and between Regenicin, Inc., a Nevada corporation (the “Company”), and Joseph Connell (the “Employee”).

WHEREAS, the Company wishes to employ Employee in the position of President, and

           WHEREAS, Employee wishes to serve as the President of the Company,

           NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

1. Term of Employment.  Subject to the terms and conditions hereof, the Company will employ the Employee, and the Employee will serve the Company, as the Company’s President or other similar or comparable position or positions as the Company may request from time to time, for a period deemed to have begun on July 16, 2010 (the “Effective Date”) and terminating on the first anniversary of such date (the “Initial Term”).  Following the expiration of the Initial Term and for each extension period referred to in this sentence, the Agreement shall be automatically renewed for a period of three years, unless either party provides written notice at least ninety (90) days prior to the expiration of the current period of its intention not to renew the Agreement (such term, as it may be shortened by termination of Employee’s employment hereunder pursuant to the provisions hereof or extended, the “Term of Employment”).

2. Duties.  During the Term of Employment, the Employee will serve as the President or such other similar or comparable position or positions as determined by the Company, subject to the terms of this Agreement and the direction and control of the Chief Executive Officer of the Company.  The primary location of the Employee’s employment hereunder shall be Carolina Beach, NC.  The Employee will hold, in addition to Employee’s principal position, such other offices as he may be appointed or assigned from time to time by the Board of Directors of the Company and will discharge such duties in connection therewith.  The Employee shall devote all of his business time to the performance of his duties hereunder, provided, that the Employee shall not be precluded from serving as a member of up to two boards of directors or advisory boards of companies or organizations so long as such service does not violate the provisions of this Agreement and/or the Confidentiality, Invention Assignment, Conflict of Interest and Non-Compete Agreement annexed hereto as Exhibit A, or interfere with the performance of the Employee’s duties hereunder.

3. Compensation.

(a) The Company will, during the Term of Employment, pay to the Employee as compensation for the performance of his duties and obligations hereunder a base salary of $250,000 payable in accordance with the Company’s normal payroll policies (“Salary”).  During the Term of Employment, such Salary shall be reviewed annually by the Board of Directors of the Company, or its Compensation Committee, in accordance with the Company’s compensation program and may be increased, but not decreased (other than in connection with a proportionate, across-the board reduction in the compensation of all executive officers or similarly situated employees of the Company). Notwithstanding the above, Employee’s annual base salary will be $125,000 until such time as the Company achieves a positive net income for the preceding calendar quarter as determined in accordance with GAAP and reported in the Company’s financial statements filed with the Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended.  Immediately upon the Company attaining such positive net income, Employee’s annual base salary will be increased to $250,000 as stated herein.

(b) For each Company fiscal year ending during the Term of Employment that the Company determines funds are available for an executive bonus program, the Employee will be eligible to receive an annual bonus, as determined by the Board of Directors of the Company, or its Compensation Committee, in its sole discretion.  The Compensation Committee of the Board will consult with the Chief Executive Officer, the Chief Operating Officer and the Employee in connection with the establishment of specific goals and objectives. Any Bonus awarded, if any, will be paid in the following fiscal year at such time as may be prescribed by the Board of Directors.

4. Other Benefits.

(a) During the Term of Employment, the Employee shall be entitled to participate in employee benefit plans and programs of the Company to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate.  The Company does not guarantee the adoption or continuance of any particular employee benefit plan or program (or any terms thereof) during the Term of Employment, and the Employee’s participation in any such plan or program shall be subject to the provisions, rules, regulations and laws applicable thereto.

(b) While employed hereunder, the Employee shall be entitled to Paid Time Off (PTO) benefits as may be permitted by Company policy approved by the Board or the Compensation Committee and then in effect.  Such PTO may be taken by the Employee at such times as do not unreasonably interfere with the business of the Company.

5. Expenses.  During the Term of Employment, all travel and other reasonable business expenses incident to the rendering of services by the Employee under this Agreement will be paid or reimbursed by the Company subject to the submission of appropriate vouchers and receipts in accordance with the expense reimbursement policy of the Company in effect at the time the expenses are incurred.

6. Death or Disability.

(a) The Employee’s employment under this Agreement shall be terminated by the death of the Employee.  In addition, the Employee’s employment under this Agreement may be terminated by the Board of Directors of the Company if the Employee shall be rendered incapable by illness or any other disability from complying with the terms, conditions and provisions on his part to be kept, observed and performed for a period in excess of 180 days (whether or not consecutive) or 120 days consecutively, as the case may be, during a 12-month period during the Term of Employment (“Disability”).  If the Employee’s employment under this Agreement is terminated by reason of Disability of the Employee, the Company shall give notice to that effect to the Employee in the manner provided herein.  In the event that the Employee receives disability insurance benefits for which payment was made by the Company after the Effective Date of this Agreement and prior to termination of the Employee’s employment under this Agreement pursuant to this Section 6(a), the Employee’s Salary shall be reduced by an amount equal to such disability insurance benefits during such period.

(b) In addition to and not in substitution for any other benefits which may be payable by the Company in respect of the death of the Employee, in the event of such death after the Employee’s employment has begun, the Salary payable hereunder (but excluding medical plan and other benefits) shall continue to be paid at the then current rate for three (3) months after the termination of employment in accordance with normal Company payroll practices.  In addition, any bonuses actually earned pursuant to Section 3 prior to the termination of the Employee’s employment (including, as reasonably determined by the Board of Directors or its Compensation Committee, a pro-rated amount of any annual bonus for the portion of the fiscal year during which termination takes place) shall be paid not later than five (5) months after such termination.  All sums payable pursuant to this Section 6(b) shall be paid to the Employee’s personal representative.

(c) In addition to and not in substitution for any other benefits which may be payable by the Company in respect of the Disability of the Employee, in the event of the termination of the Employee’s employment hereunder due to such Disability pursuant to Section 6(a) after the Employee’s employment has begun, the Salary payable hereunder (inclusive of paid medical plan then in effect and available, if any) shall continue to be paid at the then current rate for three (3) months after the termination of employment in accordance with normal Company payroll practices; provided, however, that the Company shall deduct from such payments the amount of any and all disability insurance benefits paid during such three-month period with respect to the Employee that were paid for by the Company during any period for which payment was made by the Company after the Effective Date of this Agreement and prior to the termination of the Employee’s employment.  In addition, any bonuses actually earned pursuant to Section 3 prior to the termination of the Employee’s employment (including, as reasonably determined by the Board of Directors or its Compensation Committee, a pro-rated amount of any annual bonus for the portion of the fiscal year during which termination takes place) which shall be paid not later than five (5) months after such termination.

7. Non-Disclosure; Confidentiality.  The Employee and the Company are parties to a Confidentiality, Invention Assignment,  Conflict of Interest and Non-Compete Agreement, a true and correct copy of which is annexed hereto as Exhibit A.  Notwithstanding any statement in this Agreement to the contrary, Employee and the Company agree that the Confidentiality, Invention Assignment, Conflict of Interest and Non-Compete Agreement annexed hereto as Exhibit A shall remain in full force and effect following the Effective Date, and the terms of the Confidentiality, Invention Assignment, Conflict of Interest and Non-Compete Agreement annexed hereto as Exhibit A are incorporated by reference into, and form a part of, this Agreement.

8. Remedies.

(a) Employee acknowledges that irreparable injury would result to the Company if the provisions of Section 7 or 12 of this Agreement, and/or the provisions of the Confidentiality, Invention Assignment, Conflict of Interest and Non-Compete Agreement annexed hereto as Exhibit A, were not specifically enforced, and Employee agrees that the Company shall be entitled to any appropriate legal, equitable or other remedy, including injunctive relief, in respect to any failure to comply with the provisions of Section 7 or 12 of this Agreement, and/or the provisions of the Confidentiality, Invention Assignment, Conflict of Interest and Non-Compete Agreement annexed hereto as Exhibit A, as determined by a court of competent jurisdiction.

(b) In furtherance of and not in limitation of Section 8(a), in the event that subsequent to the Term of Employment Employee breaches any of his obligations to the Company under Section 7 or 12 of this Agreement, and/or the provisions of the Confidentiality, Invention Assignment, Conflict of Interest and Non-Compete Agreement annexed hereto as Exhibit A, then the Company’s obligation to make further payments to Employee pursuant to this Agreement shall terminate.  Any such termination shall not limit or affect the Company’s right to pursue any other remedy available to the Company at law or in equity.

9. Termination for Cause.  In addition to any other remedy available to the Company, either at law or in equity, the Employee’s employment with the Company may be terminated by the Board of Directors for “Cause”, which shall include (i) the Employee’s conviction from which no further appeal may be taken for, or plea of nolo contendere to, a felony or a crime involving moral turpitude; (ii) the Employee’s commission of a breach of fiduciary duty involving personal profit in connection with the Employee’s employment by the Company; (iii) the Employee’s commission of an act in the conduct of duties under this Agreement which the Board of Directors shall reasonably have found to have involved willful misconduct or gross negligence on the part of the Employee; (iv) habitual absenteeism not resulting from the Employee’s incapacity due to physical or mental illness; (v) the Employee’s breach of the Confidentiality, Invention Assignment, Conflict of Interest and Non-Compete Agreement which, if possible to cure, remains uncured for a period of thirty (30) days following notice by the Company; or (vi) the willful and continued failure over a period of thirty (30) days by the Employee to perform substantially his duties with the Company (other than any such failure resulting from Employee’s incapacity due to physical or mental illness).  With respect to the matters set forth in subsections (iii), (iv) and (vi) of this Section 9, the Company may not terminate the Employee’s employment unless the Employee has first been given notice of the conduct forming the cause for such termination, and Employee has been provided an opportunity to cure such conduct, if cure is possible due to the nature of the breach.  If Employee does not cure the reason for the notice within thirty (30) days, then the Company shall be entitled to terminate Employee’s employment in accordance with this Section 9.  In the event of termination under this Section 9, the Company’s obligations to the Employee shall be limited to the payment of accrued and unpaid Salary through the date of such termination and any earned but not yet paid bonus from the prior fiscal year. All compensation and benefits will cease at the time of such termination and, except as otherwise provided by COBRA, the Company will have no further liability or obligation by reason of such termination. The foregoing will not be construed to limit the Employee’s right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract. Notwithstanding any termination of this Agreement pursuant to this Section 9, the Employee, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of Section 7 or 12 of this Agreement, together with the provisions of the Confidentiality, Invention Assignment, Conflict of Interest and Non-Compete Agreement annexed hereto as Exhibit A, following any such termination.

10. Termination by the Company Without Cause or By the Employee for Good Cause, Severance.

(a) Each of the Company and the Employee may terminate the Employee’s employment under this Agreement at any time for any reason whatsoever, without any further liability or obligation of the Company to the Employee or of the Employee to the Company from and after the date of such termination (other than liabilities or obligations accrued but unsatisfied on, or surviving, the date of such termination), by sending written notice to the other party.

(b)  In the event the Company elects to terminate the Employee’s employment under this Agreement without Cause pursuant to this Section 10, or in the event the Company gives notice to Employee that it elects not to renew this Agreement at the expiration of its then current Term, then Employee shall be entitled to receive the following payments and benefits:

(1) within 10 business days following the date of termination or expiration, the payment of all accrued and unpaid Salary through such date;

(2) any bonuses actually earned pursuant to Section 3 prior to the termination of the Employee’s employment (including, as reasonably determined by the Board of Directors or its Compensation Committee, a pro-rated amount of any annual bonus for the portion of the fiscal year during which termination takes place)  which shall be paid not later than five (5) months after such termination;

(3) the Company shall pay to the Employee an amount equal to his full Salary (at the rate in effect on the effective date of the termination, inclusive of paid medical plan then in effect, if any) as such Salary otherwise would have accrued for the specific period identified on the following schedule, payable in accordance with the Company’s normal payroll practices:

During the Initial Term	Payable for the balance of the Initial Term or for 12 months, whichever is greater

After the Initial Term	Payable for 12 months

(4) at the request of the Employee, the Company will amend the terms of any stock option grant agreement in effect between the Employee and the Company concerning options granted to the employee that are vested as of the date of termination to provide that all such vested options shall be exercisable until the expiration date set forth in such stock option grant agreement (without regard to the effect of the termination of the Employee’s employment on the term of the option), provided that such options shall cease to be exercisable in the event the Employee commits a material breach of his continuing post-employment obligations to the Company under the provisions of Sections 7 and 12 of this Agreement.  The Employee acknowledges that under applicable law the exercise of any vested options more than three (3) months after termination of employment, or the amendment of any option agreements to permit such later exercise, may render such options ineligible for favorable federal income tax treatment as incentive stock options; and

(5) so long as Employee is not in material breach of any material obligation under this Agreement, including, but not limited to material breach of his continuing post-employment obligations to the Company under the provisions of Sections 7 and 12 of this Agreement, then with respect to any stock option grant agreements in effect between the Employee and the Company, and any shares of restricted stock received by the Employee pursuant to restricted stock agreements to which the Company and the Employee were parties prior to the date of termination, the Company shall waive the applicability of any right of repurchase the Company may have under such agreements.

(c) Prior to any termination for “Good Cause” (as hereinafter defined) by Employee of his employment hereunder, Employee shall provide a notice to the Company of any Good Cause for the Employee’s termination of employment and shall provide the Company with a reasonable opportunity of not less than thirty (30) days to cure the reason(s) for the notice.  If the Company does not cure the reason for the notice within the period provided and Employee terminates his employment for Good Cause, then the Employee shall be entitled to the payments and benefits set forth in Section 10(b). In the event the Employee elects to terminate the Employee’s employment under this Agreement, other than for Good Cause, the Company’s obligations to the Employee shall be limited to the payment of accrued and unpaid Salary through the date of such termination and any earned but not yet paid bonus from the prior fiscal year. All compensation and benefits will cease at the time of such termination and the Company will have no further liability or obligation by reason of such termination. The foregoing will not be construed to limit the Employee’s right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract.  Furthermore, the foregoing will not be construed to limit the Employee’s right to continue medical benefits in accordance with the terms and conditions of COBRA.

(d) Any termination of the Employee’s employment under this Agreement by the Company as provided in this Section 10 shall be in addition to, and not in substitution for, any rights with respect to termination of the Employee which the Company may have pursuant to Section 19.  Notwithstanding any termination of the Employee’s employment under this Agreement pursuant to this Section 10, the Employee, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of Section 7 or 12 of this Agreement, and/or the provisions of the Confidentiality, Invention Assignment,  Conflict of Interest and Non-Compete Agreement annexed hereto as Exhibit A, following any such termination.

(e) For purposes of this Section 10, “Good Cause” shall mean a Detrimental Change as defined in Section 10(f) below or a material breach by the Company of its obligations under this Agreement which is not cured in the time and manner provided for in Section 10(c).

(f) As used in this Agreement, “Detrimental Change” shall mean, without the Employee’s express written consent:

(1) a material reduction in the Employee’s annual base salary;

(2) any relocation of the Employee’s principal site of employment by more than forty (40) miles;

(3) the assignment to the Employee of any duties inconsistent (except in the nature of a promotion) with those of a President in the Company or a substantial adverse alteration in the nature or status of his position or responsibilities; provided, however, that circumstances constituting Detrimental Change shall not be deemed to have occurred with respect to any change in duties, or any change in the nature or status of the Employee’s position or responsibilities, which derives predominantly from the fact that the Company has become a subsidiary or division of another company and as a result (i) the Employee reports to an additional and/or different executive at the Company or the other company, and (ii) the Employee has a new title which reflects such new reporting relationship; or

(4) the failure by the Company to continue to provide the Employee with benefits substantially similar to those enjoyed by him unless this failure is a result of changes to the Company’s benefits generally applicable, in each case, to all or substantially all similarly situated employees.

(g) If the Employee fails to notify the Company within thirty (30) days of the occurrence of circumstances giving rise to a Detrimental Change that he will terminate his employment with the Company due to such Detrimental Change unless it is cured, then such failure to notify shall constitute his consent to, and waiver of rights with respect to, any such circumstances constituting a Detrimental Change; provided that in no event shall Employee’s continued employment during any cure period after having given notice constitute consent to, or a waiver of rights with respect to, any circumstance constituting a Detrimental Change.

(h) Notwithstanding any provision of this Agreement to the contrary, any and all payments and benefits described in this Section 10 shall be conditioned on (i) the Employee’s execution and delivery to the Company, within 30 days following the effective date of termination of employment pursuant to this Section 10, of a full and complete release of any and all claims the Employee may have against the Company (other than for post termination benefits payable or provided to the Employee under this Agreement or any other applicable Company benefit plan) in such form as the Company may require; and (ii) such release becoming irrevocable.

11. Resignation.  In the event that the Employee’s services under this Agreement are terminated under any of the provisions of this Agreement (except by death), the Employee agrees that he will deliver to the Board of Directors his written resignation from all positions held with the Company, such resignation to become effective immediately; provided, however, that nothing herein shall be deemed to affect the provisions of Section 7 or 12 of this Agreement, and/or the provisions of the Confidentiality, Invention Assignment, Conflict of Interest and Non-Compete Agreement annexed hereto as Exhibit A, relating to the survival thereof following termination of the Employee’s services hereunder; and provided, further, that except as expressly provided in this Agreement, the Employee shall be entitled to no further compensation hereunder.

12. Data.  Upon expiration or termination of the Term of Employment or termination pursuant to Section 1, 6, 9 or 10 hereof, the Employee or his personal representative shall promptly deliver to the Company all books, memoranda plans, records and written data of every kind relating to the business and affairs of the Company which are then in his possession or control, if any.

13. Insurance.  The Company shall have the right, at its own cost and expense to apply for and to secure in its own name, or otherwise, life, health or accident insurance or any or all of them covering the Employee, and the Employee agrees to submit to usual and customary medical examinations and otherwise to cooperate with the Company in connection with the procurement of any such insurance and any claims thereunder.

14. Waiver of Breach.  Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Employee or the Company.

15. Assignment.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company’s assets, or upon any merger or consolidation of the Company with or into any other entity (including, without limitation, any change in control of the Company), all as though such successors and assigns of the Company and their respective successors and assigns were the Company.  Insofar as the Employee is concerned, this Agreement, being personal, may not be assigned, and any such purported assignment shall be void and of no effect.

16. Severability.  To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom, and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.  In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may be validly and enforceably covered.

17. Notices.  All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given, if delivered in person or by courier, telegraphed, telexed or by facsimile transmission (receipt confirmed) or five (5) business days after being sent by registered or certified mail, return receipt requested, postage paid, addressed as follows:

If to the Company, to:

Regenicin, Inc.
10 High Court
Little Falls, NJ 07424
Telephone: (973) 557-8914
Facsimile: (973) 200-0155
Email: randy@regenicin.com
Attention: Randall E. McCoy, President and CEO

If to the Employee, to:

Joseph Connell
110 Winner Ave
Carolina Beach, NC 28428
Telephone: (910) 233-0806
Email: joe.connell@regenicin.com

Any party may, by written notice to the other in accordance with this Section 17, change the address to which notices to such party are to be delivered or mailed.

18. General.  Except as otherwise provided herein, the terms and provisions of this Agreement shall constitute the entire agreement by the Company and the Employee with respect to the subject matter hereof and shall supersede any and all prior agreements or understandings between the Employee and the Company, whether written or oral.  This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey.  This Agreement may be amended or modified only by a written instrument executed by the Employee and the Company.  The headings of the sections of this Agreement are for convenience of reference only and do not constitute part of this Agreement.  This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed or caused to be executed by its duly authorized representative this Employment Agreement as of the day and year first above written.

REGENICIN, INC.

By:  /s/ Randall E. McCoy
Name: Randall E. McCoy
Title:  CEO

EMPLOYEE:

/s/ Joseph Connell
Joseph Connell

REGENICIN, INC.
CONFIDENTIALITY, INVENTION ASSIGNMENT, CONFLICT OF INTEREST
AND NON-COMPETE AGREEMENT
FOR EMPLOYEES AND CONSULTANTS

THIS CONFIDENTIALITY, INVENTION ASSIGNMENT, CONFLICT OF INTEREST AND NON-COMPETE AGREEMENT (this "Agreement") is made as of the 4th day of October, 2010 by the individual named below (the "Undersigned") and Regenicin, Inc., a Nevada Corporation (“Regenicin”).

In consideration of the engagement or employment of the undersigned by Regenicin and with the intention that this Agreement shall apply to the entire period of his or her engagement by Regenicin (including the period prior to the date of this Agreement any period working for any predecessor business enterprise or project), Regenicin and the Undersigned hereby agrees as follows:

1.           Confidentiality

1.1           Confidential Information Defined. “Confidential Information” means information relating to the business of an entity that is not generally available to the public and is confidential, proprietary or commercially valuable, including without limitation, secret processes, inventions, improvements, formulae, plans, materials, devices, trade secrets, discoveries, ideas, concepts, designs, drawings, specifications, techniques, models, diagrams, test data, scientific methods, know-how, customer lists, supplier lists, contact information (for customers, suppliers, employees, consultants, investors advisors, prospects and others), marketing techniques and materials, pricing or pricing policies, financial information, plans for further development, computer software, computer hardware, computer hardware and software configurations, fabric treatment methods and processes, unpublished patent applications and know how related to patents and published applications, training and calibration methodologies, logistics and scheduling plans and programs, training courses and manuals, unpublished manuscripts, tests and proposals internal publications and materials (including those distributed in confidence to customers or business partners), and any other information or know-how of a similar nature, whether patentable or not, with respect to any confidential or secret aspects of an entity's business. Confidential Information need not be labeled as such to enjoy the protections afforded the same but need only be of the kind generally understood to be confidential, proprietary or commercially valuable. Confidential Information shall not include information lawfully in the public domain or lawfully obtained from third parties without restrictions although it shall be the burden of the Undersigned to establish any such claim by clear and convincing evidence.

1.2.           Non-Disclosure of Confidential Information of Regenicin.  The Undersigned agrees that, both during and after the term of his or her employment with Regenicin, he or she shall hold in the strictest confidence the Confidential Information of Regenicin, and shall not, except as may be strictly necessary in the performance of his or her work for Regenicin or with the prior written approval of Regenicin, divulge, furnish, transfer, or make accessible to anyone, directly or indirectly, or use for any purpose for his or her own account or for the account or benefit of any person or entity, the Confidential Information of Regenicin.

1.3           Non-Disclosure of Confidential Information of Third Parties.  The Undersigned agrees that, both during and after the term of his or her employment with Regenicin, he or she shall hold in the strictest confidence the Confidential Information of any third party who has given Regenicin the right to use such Confidential Information subject to a non-disclosure agreement between Regenicin and such third party, and shall not, except as may be necessary in the performance of his or her work for Regenicin or with the prior written approval of such third party, divulge, furnish, transfer, or make accessible to anyone, directly or indirectly, or use for any purpose or for the benefit of any person or entity, the Confidential Information of such third party.

1.4           Non-Disclosure of Confidential Information of Previous Employer and Others.  The Undersigned agrees that, during the period of his engagement by Regenicin, he shall not use improperly or disclose any Confidential Information of any former employer or any other party to whom he has an obligation of confidentiality, nor bring unto the premises of Regenicin any unpublished document or any property belonging to any former employer or any other party to whom the Undersigned has an obligation of confidentiality, unless consented to in writing by such employer or party.  The Undersigned represents that he has the right to enter into this Agreement, and that his performance of all the terms of this Agreement and his duties as an employee or consultant of Regenicin will not breach any confidential information agreement, non-competition agreement or other agreement with any former employer of his services, either as an employee, consultant, contractor or independent contractor, or with any other party.  The Undersigned represents that all materials furnished or work performed by him will be wholly original and not copied, in whole or in part, from any other work, and such materials or work will not violate, conflict or infringe upon the rights, of any other person or entity.

1.5           Proprietary Notices.  The Undersigned shall not, and shall not permit any other person to, remove any proprietary notices or other legends or restrictive notices contained in or included in any Confidential Information.

1.6           Property of Regenicin.  The Undersigned acknowledges and agrees that all Confidential Information of Regenicin, in whatever form, whether made or compiled by him, or made available to him, during the period of his engagement by Regenicin (including the period prior to the date of this Agreement) concerning Regenicin's Confidential Information is and shall remain Regenicin's property, and the Undersigned hereby assigns to Regenicin any rights he might otherwise possess in such Confidential Information.  All Confidential Information shall be delivered to Regenicin on the termination of the Undersigned’s engagement by Regenicin, or at such earlier time as Regenicin may request, and the Undersigned shall not retain copies of any Confidential Information.

2.           Invention Assignments.

2.1           Inventions Defined.  "Inventions" means, without limitation, inventions, creative works, procedures, methods, processes, uses, decisions, formulae, formulations, delivery technologies, discoveries of any kind, computer programs, computer software, and any improvements to any of the foregoing, which pertain to or relate to Regenicin's business or any of the work or businesses carried on by Regenicin and are discovered, conceived, reduced to practice, developed, made or produced by the Undersigned during and as a result of his engagement by Regenicin, whether or not fixed in a tangible means of expression, whether or not eligible for patent, copyright, trademark, trade name or other legal protection, whether or not they are conceived and/or developed by the Undersigned alone or with others, and whether or not they are conceived and/or developed during regular working hours, conceived and/or developed using intellectual or tangible property of Regenicin or conceived and/or developed at the facilities of Regenicin or its customers.  The meaning of "Invention" under the terms of this Agreement shall not be limited to the meaning of "Invention" under the United States patent laws.

2.2           Property Rights to Inventions.  All Inventions shall be the sole and exclusive property of Regenicin, and shall be deemed part of the Confidential Information of Regenicin for purposes of this Agreement.  The Undersigned hereby assigns all his rights in all Inventions and in all related proprietary rights therein to Regenicin.  Without limiting the foregoing, the Undersigned agrees that any copyrightable material shall be deemed to be "works made for hire" and that Regenicin shall be deemed the author of such works under the United States Copyright Act.  In the event and to the extent such works are determined not to constitute "works made for hire," the Undersigned hereby irrevocably assigns and transfers to Regenicin all right, title and interest in such works.  The Undersigned shall not be entitled to any additional compensation for any and all Inventions made during the period of his engagement by Regenicin.

2.3           Obligation to Keep Regenicin Informed.  During the period of his engagement by Regenicin and for six (6) months after termination of his engagement, the Undersigned shall promptly, from time to time, fully inform and disclose to Regenicin in writing all Inventions of any kind that he now has made, conceived or developed (including prior to the date of this Agreement), or which he may later make, conceive or develop, during the period of his engagement by Regenicin and for six (6) months after termination of his engagement which relate to the Business of Regenicin (as defined below) or to Undersigned’s work for Regenicin.

2.4           Enforcement of Proprietary Rights.  The Undersigned shall assist and cooperate with Regenicin, both during and after the period of his engagement by Regenicin, at Regenicin's sole expense, to allow Regenicin to obtain, maintain and enforce patent, copyright, trademark, trade secret and other legal protection for the Inventions.  The Undersigned shall sign such documents, and do such things necessary, for such purposes and to vest Regenicin with full and exclusive title in all Inventions against infringement by others.  The Undersigned hereby appoints the Secretary of Regenicin as his attorney-in-fact to execute documents on his behalf for this purpose.

2.5           Assignment to Third Parties.  Regenicin has an unrestricted right to assign to any third party, without limitations, any rights, title and interests it may have or acquire with respect to any Invention.

2.6           Waiver of Moral Rights.  To the extent allowed by law, the Undersigned hereby waives all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights," "artist's rights," "droit moral" or the like (collectively "Moral Rights") that he may have with respect to the Inventions. To the extent, the Undersigned hereby retains any such Moral Rights under applicable law, the Undersigned hereby ratifies and consents to, any action that may be taken with respect to such Moral Rights by or authorized by Regenicin, and the Undersigned agrees not to assert any Moral Rights with respect thereto.  The Undersigned will confirm any such ratifications, consents and agreements from time to time as requested by Regenicin.

3.           Non-Competition.

3.1           Limitations.  The Undersigned agrees that during the term of his or her employment with Regenicin and for a period of one year thereafter, the Undersigned shall not, for any reason, directly or indirectly, through any other person, firm, corporation or other entity (whether as an officer, director, employee, partner, consultant, holder of equity or debt investment, lender or in any other manner or capacity):

(i) in any geographical area in the United States or in those foreign countries where Regenicin, during the period of the Undersigned’s employment with Regenicin, conducts or proposes to conduct business, engage in any business that is Directly Competitive with the Business of Regenicin.

(ii) solicit, induce, encourage or attempt to induce or encourage any employee, contractor or consultant of Regenicin to terminate his or her employment or relationship with Regenicin, or to breach any other obligation to Regenicin;

(iii) solicit, interfere with, disrupt, alter or attempt to disrupt or alter the relationship, contractual or otherwise, between Regenicin and any other person including, without limitation, any consultant, contractor, customer, potential customer, or supplier of Regenicin; or

(iv) engage in or participate in any business conducted under any name that shall be the same as or similar to the name of Regenicin or any trade name used by Regenicin.

(v) For purposes of this Section 3, the "Business" of Regenicin shall be deemed to mean any business which Regenicin conducts or has initiated plans to conduct during the term of Undersigned’s service with Regenicin, including, but not limited to, the development, marketing and sale of products comprised of or containing tissue-engineered skin.

For purposes of this Section 3, "Directly Competitive" shall mean the development, marketing, selling, providing, distributing or sponsoring of any service or product similar to any service or product offered by Regenicin or which is capable of substituting for or displacing any of Regenicin’s services or products in the marketplace.

For purposes of this Section 3, the terms “holder of equity,” “debt investment” or  “lender” shall not include or encompass any securities, debt or other investment instruments issued by or related to  any publicly traded company, or any securities, debt or investment instruments held indirectly via any mutual fund, index fund, private equity fund, investment trust or money market fund.

3.2           Acknowledgment.  The Undersigned acknowledges that the geographic, activity and time limitations contained in Section 3.1 are reasonable and properly required for the adequate protection of Regenicin's business.  In the event that any such geographic, activity or time limitation is deemed to be unreasonable by a court, the Undersigned shall submit to the reduction of either said activity or time limitation to such activity or period as the court shall deem reasonable.  In the event that the Undersigned is in violation of the aforementioned restrictive covenants, then the time limitation thereof shall be extended for a period of time equal to the pendency of such proceedings, including appeals.

3.3           Conditions on Enforceability of Non-competition Limitations.  Notwithstanding the foregoing, the post-employment non-competition limitations contained in Section 3.1 (i) through (iv) shall not be enforceable unless Regenicin is then in compliance with its payment obligations to the Undersigned with respect to any post-termination obligation to the Undersigned under any employment or consulting agreement.

3.4     Provided that Undersigned is not engaged in personally rendering services relating to any business activity that is Directly Competitive with the Business of Regenicin,  it shall not be a violation of Section 3.1(i) of this Agreement if, after separation from employment with Regenicin,  the Undersigned becomes employed by or renders service to (whether as an officer, director, employee, partner, consultant, holder of equity or debt investment, lender or in any other manner or capacity) a subsidiary or division of a parent company with annual revenues in excess of $500 million, where the employing subsidiary or division does not conduct any business that is Directly Competitive with the Business of Regenicin, even if the parent company has a separate subsidiary or division that does conduct a business that is Directly Competitive with the Business of Regenicin.

4.           Conflict of Interest.

4.1           Making or Offering Payments or Gifts to Influence the Acts of Others.  The Undersigned shall not make or offer to make any payment, loan or gift:

(i)           to any government official or employee;

(ii)           to any representative of any vendor or customer (A) if doing so would appear to be an attempt to influence the representative's performance of his or her duties and (B) unless the vendor's or customer's management has advance knowledge of such payment, loan or gift; or

(iii)           to any person where such payment, loan, gift or offer might violate any law, regulation or Regenicin policy, including those relating to (A) commercial or other bribery, (B) conflicts of interest, (C) labor matters, or (D) antitrust or trade regulation compliance.

The foregoing notwithstanding, the Undersigned may provide customary token business gifts and entertainment.

4.2 Accepting Any Payment or Gift.  The Undersigned shall not accept or solicit from any vendor, customer or competitor any payment, loan or gift or thing of value whether or not connected with the Undersigned’s performance of duties to Regenicin.  The Undersigned shall not give any vendor, customer or competitor the impression that he or she expects or would accept gifts or gratuities.  The foregoing notwithstanding, the Undersigned may accept gifts of nominal value (less than or equal to $25) which could not appear to cause a conflict of interest so long as there is no effort made to conceal the gift.  If the Undersigned receives a gift that is prohibited under this Section 4, he or she shall notify his or her supervisor and return the gift, along with a written explanation that Regenicin’s policy prevents the Undersigned from accepting the gift.  Any gift that cannot be returned shall be the property of Regenicin to dispose of in its sole discretion.

4.3           Outside Interests and Activities.

(a)           The Undersigned is expected to devote so much of his or her full time and ability to performing his or her duties as an employee or consultant of Regenicin, both during regular business hours and such additional time, as may be required.  The Undersigned is not permitted to maintain any business or financial interest, or to engage in any outside activity, that conflicts with the interests of Regenicin or might interfere with the Undersigned's ability to discharge his or her duties to Regenicin.  For purposes of this Section 4, investments in securities that are listed on a national securities exchange or regularly traded on the over-the-counter market in the United States shall not be deemed a conflict of interest.

(b)           If the Undersigned has at any time during the term of his or her employment with Regenicin any business or financial interest or engages in any outside activity that might conflict with the Undersigned’s duties to Regenicin, he or she must immediately disclose the potential conflict to the Chief Operating Officer of Regenicin, who will determine whether any conflict of interest exists.  If a conflict of interest exists, Regenicin shall determine whether the Undersigned should terminate the conflicting interest or activity, or whether the Undersigned's duties should be revised.

(c)           If the Undersigned wishes to serve as a director or officer of another company, he or she must obtain the prior written approval of the Chief Operating Officer to ensure that such service would be a conflict of interest.

(d)           If a relative of the Undersigned is engaged in activities which, if engaged in by the Undersigned would constitute a conflict of interest, the Undersigned shall notify the Chief Operating Officer of Regenicin thereof in writing.

4.4           Trading with Regenicin.  The Undersigned shall not sell or rent any property to or from Regenicin, unless the sale or rental has been approved in advance by a majority of the disinterested members of Regenicin's Board of Directors.

4.5           Misuse of Business Opportunity.  The Undersigned agrees that he or she shall not take advantage of any business opportunity which the Undersigned learns about or develops in the course of employment by Regenicin which is related to any current or future business of Regenicin without Regenicin 's consent.

4.6           Decisions; Remedies.  The Undersigned acknowledges and agrees that (i) Regenicin's determination as to whether a conflict of interest exists or a misuse of business opportunity has occurred shall be conclusive and Regenicin may take such action as, in its judgment, will terminate any conflict; (ii) the Undersigned may be subject to dismissal or other appropriate disciplinary action in the event that he or she violates the provisions of this Section 4, and (iii) Regenicin has the right to recover from the Undersigned any damages that it sustains as a result of the Undersigned’s violation of this Section 4 and/or to refer such matter for criminal prosecution.

5.           Miscellaneous.

5.1           Disclosure of this Agreement.  The Undersigned hereby authorizes Regenicin to notify others, including but not limited to customers of Regenicin and any of the Undersigned’s future employers, of the terms of this Agreement and the Undersigned’s responsibilities under this Agreement.

5.2           Specific Performance.  The Undersigned acknowledges that money damages alone would not adequately compensate Regenicin in the event of a breach or threatened breach by the Undersigned of this Agreement, and that, in addition to all other remedies available to Regenicin at law or in equity, Regenicin shall be entitled to injunctive relief for the enforcement of its rights and to an accounting of profits made during the period of such breach.

5.3           Severability.

(a) This Agreement is the entire agreement of the parties as to its subject matter but is not and shall not be construed as an employment agreement.

(b) Each of the covenants provided in this Agreement are separate and independent covenants.  If any provision of this Agreement shall be determined to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and any such invalid or unenforceable provision shall be reformed so as to be valid and enforceable to the fullest extent permitted by law.

(c) It is not a defense to the enforcement of any provision of this Agreement that Regenicin has breached or failed to perform any obligation or covenant under any other agreement or understanding between the Undersigned and Regenicin.

5.4           Indemnification: Waiver of Breach.  Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of the Undersigned.  The Undersigned will indemnify, defend and hold harmless Regenicin from and against any losses, damages and expenses (including reasonable attorneys' fees) related to, based upon or arising from claims of third persons of breach or a claim of breach of the Undersigned’s representations and agreements in Section 1.4.

5.5           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to conflict of law rules. Regenicin and the Undersigned submit to the jurisdiction of the state and federal courts situated in the State of New Jersey which courts shall have exclusive jurisdiction to decide disputes between them.

5.6           Amendments; Further Documents.  This Agreement may not be changed, modified, released, discharged, abandoned or otherwise terminated in whole or in part except by an instrument in writing, agreed to and signed by the Undersigned and a duly authorized officer of Regenicin. The Undersigned agrees to execute such additional documents as Regenicin may require to implement the terms of this Agreement.

THE UNDERSIGNED:

(a)            REPRESENTS THAT, TO THE BEST OF HIS OR HER  KNOWLEDGE AND BELIEF, THE UNDERSIGNED HAS, AND HIS OR HER SPOUSE AND DEPENDENT CHILDREN CURRENTLY HAVE, NO CONFLICT OF INTEREST, AS DEFINED IN SECTION 4. HEREIN, IN CONNECTION WITH THE UNDERSIGNED’S EMPLOYMENT BY REGENICIN, EXCEPT AS INDICATED BELOW:

☐XX ☐	The foregoing statement is true without exception. The foregoing statement is true, _____________________________________ _____________________________________

(b)           UNDERSTANDS AND ACCEPTS HIS OR HER RESPONSIBILITY TO ADVISE REGENICIN IMMEDIATELY IN WRITING OF ANY FUTURE POTENTIAL CONFLICT OF INTEREST IN CONNECTION WITH HIS OR HER EMPLOYMENT BY REGENICIN.

(c)           ACKNOWLEDGES THAT HE OR SHE HAS (i) READ THIS AGREEMENT; (ii) BEEN GIVEN THE OPPORTUNITY TO ASK QUESTIONS; (iii) BEEN GIVEN SUFFICIENT TIME TO CONSULT AN ATTORNEY; AND (iv) EITHER CONSULTED WITH AN ATTORNEY OR AFFIRMATIVELY DECIDED NOT TO CONSULT AN ATTORNEY.

(d)           ACKNOWLEDGES THAT HE OR SHE HAS RECEIVED A COPY OF THIS AGREEMENT AND FULLY UNDERSTANDS THIS AGREEMENT.

(e)           UNDERSTANDS THAT THE UNDERSIGNED’S OBLIGATIONS UNDER THIS AGREEMENT SURVIVE THE TERMINATION OF HIS OR HER ENGAGEMENT BY REGENICIN FOR ANY REASON.
* * *

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

EMPLOYEE OR CONSULTANT:

By:      /s /Joseph Connell
Name: Joseph Connell

ADDRESS:

_____________________________________________

_____________________________________________

Date: 10/4/10

Accepted by

REGENICIN, INC.

By:         /s/ Randall E. McCoy
Name:    Randall E. McCoy
Title:      CEO